Exhibit 99.1

Biofrontera Inc. Announces 1-for-20 Reverse Stock Split

WOBURN, Mass. (July 3, 2023) – Biofrontera Inc. (Nasdaq: BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, announces that it will effect a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-20 that will become effective after the close of trading at 11:59 p.m. today. Biofrontera Inc. common stock will begin trading on Nasdaq on a split-adjusted basis when the market opens on Wednesday, July 5, 2023 under the existing symbol, BFRI, and under a new CUSIP number, 09077D 209.

Upon effectiveness of the reverse stock split, every 20 shares of Biofrontera Inc. common stock issued and outstanding will be automatically combined into one share of common stock. Outstanding equity-based awards and other equity rights will be proportionately adjusted. No fractional shares will be issued as a result of the reverse stock split. Stockholders otherwise entitled to receive a fractional share as a result of the reverse stock split will automatically receive an additional fraction of a share of common stock to round up to the next whole share.

The Company’s publicly traded warrants will continue to be traded on Nasdaq under the symbol “BFRIW” and the CUSIP number for the warrants will remain unchanged. However, under the terms of the applicable warrant agreement, the number of shares of common stock issuable on exercise of each warrant will be proportionately decreased. Specifically, on a split-adjusted basis, every 20 shares of common stock that may be purchased pursuant to the exercise of public warrants now represents one share of common stock that may be purchased pursuant to such warrants. Accordingly, for the Company’s warrants trading under the symbol “BFRIW”, every 20 warrants will be exercisable for one share of common stock at an exercise price of $100.00 per share.

This reverse stock split is primarily intended to bring the Company into compliance with Nasdaq’s minimum bid price requirement for continued listing.

“This reverse stock split, which was approved by our shareholders and authorized by our Board of Directors, should allow Biofrontera to regain compliance with Nasdaq’s continued-listing requirements. Additionally, we believe the post-split stock price may make an investment in Biofrontera more attractive to a broader group of investors,” commented Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera Inc.

The reverse stock split affected all stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity (other than as a result of the rounding up of fractional shares). Stockholders of record will be receiving information from Computershare Trust Company, N.A., the Company’s transfer agent, regarding their stock ownership following the reverse stock split. Stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split.

Additional information concerning the reverse stock split can be found in Biofrontera Inc.’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 21, 2023.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of products for the treatment of dermatologic conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to for the implementation of the reverse stock split, the impact of the reverse stock split on the Company and its stock price, the likelihood of regaining compliance with Nasdaq’s listing requirements and the investment appeal of the Company. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to regain compliance with Nasdaq continued listing standards, the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

# # #